Exhibit 99.1

NCR Voyix Appoints Darren Wilson as EVP & President, Retail and Payments

ATLANTA—(BUSINESS WIRE)—February 11, 2025—NCR Voyix Corporation (NYSE: VYX), a leading global provider of digital commerce solutions, today announced the appointment of Darren Wilson as its new EVP & President, Retail and Payments, effective immediately.

“Darren is a proven, growth-oriented leader and trusted colleague who has already added tremendous benefit since joining NCR Voyix last year,” said James G. Kelly, President & CEO, NCR Voyix. “I look forward to working with Darren as we continue to drive enhanced value for our existing base of retail customers and new customers, both in the U.S. and across the globe.”

Mr. Wilson, who previously served as EVP & President, International, will now be responsible for driving the Company’s retail and payments growth strategy through enhanced sales, product delivery and customer satisfaction, across its entire global footprint. Mr. Wilson will succeed Eric Schoch who has held various key leadership positions in the Company’s retail business since 2016. Mr. Schoch will transition to lead key strategic product initiatives for the Company and will continue to report to Mr. Kelly.

“Eric has been instrumental in laying the foundation for the Company’s retail product strategy, specifically our Next Generation cloud solutions, which have fortified our position as a leading global technology provider.” said Mr. Kelly.

About NCR Voyix

NCR Voyix Corporation (NYSE: VYX) is a leading global provider of digital commerce solutions for the retail and restaurant industries. NCR Voyix transforms retail stores and restaurant systems through experiences with comprehensive, platform-led SaaS and services capabilities. NCR Voyix is headquartered in Atlanta, Georgia, with customers in more than 30 countries across the globe.

News Media Contact

media.relations@ncrvoyix.com

Investor Contact

Sarah Jane Schneider

sarahjane.schneider@ncrvoyix.com